EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

OverNear, Inc.
Santa Monica, California

We hereby consent to the use in the Prospectus constituting a part of this pre-effective amendment number 2 to Form S-1 Registration Statement (registration number 333-188565) of our report dated April 15, 2013, relating to the financial statements of OverNear, Inc. as of December 31, 2012 and 2011, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2012, and for the period from inception (July 22, 2010) to December 31, 2012, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

GUMBINER SAVETT INC.
November 7, 2013